Exhibit 10.18

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”), effective as of February 26, 2024 (the “Effective Date”), between Revium Recovery Ltd., a company organized under the laws of the State of Israel, whose registered address is 10 Hamenofim Str. Herzelia (the “Company”), and Amir Avraham ID number 037690674 (“Consultant”). Each of the Company and Consultant, individually a “Party” and, collectively, the “Parties”.

WHEREAS, (i) the Company desires for Consultant to provide consulting services set more fully described in Exhibit A (the “Services”), and Consultant desires to provide such consulting services, upon the terms and conditions set forth herein; (ii) Consultant represents that it has the requisite skills, qualifications and knowledge to serve the Company; and (iii) the Parties desire to state the terms and conditions of Consultant’s engagement with the Company.

NOW, THEREFORE, the Parties hereto hereby declare and agree as follows:

1.	Preamble and Exhibits

1.1.	The preamble to this Agreement and its Exhibits constitute an integral part hereof.

1.2.	The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

2.	Scope of Consulting Services

2.1.	Consultant shall provide the Company with the Services in accordance with the requirements that are necessary from time to time in performing the Services, in accordance with the approval of the Company’s board of directors (the “Board”) or its designated authorized person. Consultant agrees to devote such attention and time to the business and affairs of the Company as shall be required in order to discharge the responsibilities assigned to Consultant hereunder.

2.2.	Consultant shall provide the Services with all due care, skill and ability and in accordance with the reasonable requests, timescales and budget notified to the Consultant by the Company.

2.3.	Consultant shall devote its best efforts, abilities, expertise, experience and attention to the performance of the Services, and the Consultant agrees that it owes duties of care, loyalty and confidentiality to the Company in the performance of its duties hereunder.

3.	Independent Consultant (Non-existence of Employer - Employee Relationship)

3.1.	Consultant declares that it is an independent contractor, and is not the employee, agent, joint venturer, or partner of the Company for any purposes whatsoever. The Consultant is not permitted or authorized to incur any liabilities on behalf of the Company in any manner whatsoever without the Company’s prior written consent.

3.2.	Consultant represents and warrants to the Company that:

3.2.1.	It is the owner of a registered business for VAT purposes and shall provide the Company with tax invoices for each payment payable under this Agreement.

3.2.2.	It maintains a proper set of accounting books as required by law, maintains its records with the Israeli Income Tax Authorities and with the Israel National Insurance Institute.

3.2.3.	The Consideration (as set forth in Section 5 hereunder) was determined and calculated on the basis of Consultant’s position as an independent consultant, and Consultant hereby acknowledges that any and all costs relating to social rights and insurances, in connection with providing the Services and/or the termination of this Agreement, shall be borne by Consultant.

3.2.4.	Consultant undertakes to pay all required taxes and make other compulsory payments under law, including without limitation, in connection with any payments made to Consultant pursuant to this Agreement. If, pursuant to any law or regulation, tax is required to be withheld at source from any payment made to Consultant, the Company shall withhold said tax at the rate set forth in the certification issued by the appropriate taxing authority and provided to the Company by Consultant, or in the absence of such certification, at the rate determined by applicable law or regulation.

3.3.	In the event that a judicial authority and/or any other authorized entity, shall determine that the Consultant rendered the services as an employee, and/or are entitled to any employee rights, despite the aforementioned and despite the parties’ contradicting agreement - the Company will calculate the difference between the monthly compensation actually paid to Consultant and the monthly salary which would have been paid to the Consultant had it chosen to engage with the Company through an employment agreement; accordingly, the Consulting Fee, as set forth in Section 5 hereunder, paid to Consultant under this Agreement, shall be reduced (the “Amended Consulting Fee”).

3.4.	Consultant shall return to the Company all amounts paid to Consultant in excess of the Amended Consulting Fee for the period as to which it is claimed and/or determined that an employer-employee relationship existed between the Company and Consultant (the “Excess Payment”). The Excess Payment shall be returned along with linkage differentials and interest from the date of payment of each amount by the Company to Consultant and up to the date upon which actual return and payment of the funds is made by Consultant, and all based on the Consumer Price Indices known at the relevant dates.

3.5.	Without derogating from the Company’s right to receive all amounts paid to Consultant in excess of the Amended Consulting Fee as aforesaid, the Company shall be entitled to offset any amounts due to it under this Section 3, and particularly the Excess Payment, from any amounts payable to Consultant under this Agreement and/or by law and/or by decision of a judicial authority or other authorized entity.

3.6.	Consultant further undertakes to fully indemnify the Company for such loss, cost, payment, expense or damage caused to the Company as a result of such decision, including, but not limited to, legal expenses, legal services’ fees, compensation for holding back wages, compensation for holding back severance pay, interest and linkage.

3.7.	Consultant hereby waives any claim that the statute of limitations has run out in connection with its obligation to return the Excess Payment together with linkage differentials and interest under applicable law.

4.	Term of Agreement and Termination

4.1.	The term of this Agreement shall commence as of the Effective Date hereof and shall remain in full force and effect for the duration of the Pilot (as defined in Exhibit A) and if the Pilot is successful, this Agreement shall remain in effect for as long as the Company continues to develop and market the Purchased Assets as set forth in the APA, as such term is defined in Exhibit A (the “Term of Agreement”).

4.2.	Without derogating the above mentioned in Section 4.1, at any time during the Term of Agreement (but after the Pilot), each Party shall have the right to terminate this Agreement, with or without cause, by providing a thirty (30) day advance written notice to the other Party (the “Notice Period”). This Agreement shall remain in full force and effect during the Notice Period and there shall be no change in Consultant’s position with the Company or any obligations hereunder until termination.

4.3.	Notwithstanding the foregoing, and without derogating from any other remedy to which the Company may be entitled, the Company may terminate this Agreement at any time, without an advance notice, for “Cause” (as hereinafter defined) as determined by the Board. In such event, this Agreement shall be deemed effectively terminated as of the time of delivery of such notice.

For the purpose hereof, the term “Cause” shall mean: (i) a breach of Consultant’s duty of trust towards the Company; (ii) a commitment by Consultant of a severe disciplinary violation, including but not limited to embezzlement, theft or self- dealing; (iii) a breach of any of Consultant’s confidentiality, non-competition, intellectual property related or other undertakings under Exhibit B of this Agreement; (iv) willful or repeated failure to perform any of the Services; (v) any willful act or gross negligence of Consultant resulting in material loss or damage to the Company or any of its affiliates (including, but not limited to loss or damage to the reputation or any property of the Company or any of its affiliates); or (vi) Consultant being indicted of a criminal act related to its engagement with the Company, or a criminal act involving moral turpitude, or a crime which does not befit Consultant’s position (or a plea of guilty or no contest by Consultant to any of the foregoing).

4.4.	As of the date of termination for any reason, Consultant shall return to the Company any and all documentation and equipment of the Company and shall complete their tasks in an appropriate and orderly manner. Any document in Consultant’s possession due to rendering the Services - is and shall remain the exclusive property of the Company, and Consultant affirms and undertakes to return it, whether prepared by himself and/or others.

5.	Consideration, Benefits, Expenses

5.1.	Consideration. As full and complete consideration for the Services to be rendered hereunder, Consultant shall be entitled to a monthly amount of NIS 15,000 plus VAT (the “Consulting Fee”). The Consulting Fee shall be payable within 7 days of receipt of a tax invoice from Consultant.

5.2.	Taxes and Social Benefits. Any payment made pursuant to this Agreement shall be payable against tax invoices to be issued to the Company by Consultant, and shall be subject to withholding tax by the Company according to applicable law or the tax authorities’ certificate submitted by Consultant to the Company.

5.3.	Consultant expressly agrees that the Company shall not be responsible in any way for any Israeli benefits to Consultant including, without limitation, contributions or deductions with respect to National Insurance (Bituach Leumi), unemployment insurance and governmental withholding taxes, and the Company shall not make any withholdings from Consultant’s compensation with respect to such. Consultant shall pay any and all liabilities for taxes and social benefits relating to the execution of this Agreement or any payment hereunder including, but not only, pension insurance that includes loss of ability to work component. To the extent that any demands are made upon the Company by any authorities for payment of taxes or social benefits with respect to the compensation paid under this Agreement, then Consultant shall indemnify the Company in respect thereof

6.	Proprietary Information; Assignment of Inventions and Non-Competition

6.1.	On the Effective Date, Consultant shall execute and deliver to the Company, the Company’s Proprietary Information, Assignment of Inventions and Non-Competition Agreement in the form attached hereto as Exhibit B, the terms of which shall relate to the Services to be performed hereinabove by Consultant.

7.	Consultant’s Duties

7.1.	Consultant undertakes to comply with all Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by the Company from time to time.

7.2.	During the Term of Agreement, Consultant shall not, directly or indirectly: (i) engage in other activities (whether or not during normal business hours) which conflict with Consultant’s duties hereunder or raise actual or potential conflicts of interest with the Company’s business, or (ii) receive (whether during the Term of Agreement or at any time thereafter) any payment or other benefits from any third party, regarding the Services provided to the Company. Consultant shall immediately notify the Board of any actual or potential conflict of interest that may arise with respect to its engagement hereunder.

7.3.	During its engagement with the Company or in connection therewith, Consultant shall not use any trade secrets or proprietary information in such a manner that may breach any confidentiality or other obligation Consultant may have undertaken relating to any former employer(s) or any third party.

7.4.	Consultant undertakes to keep the contents of this Agreement confidential and not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the Company.

8.	Additional Representations and Undertakings of Consultant

8.1.	Consultant represents and warrants to the Company that it is entitled to enter into this Agreement and to assume all the obligations pursuant hereto, and that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound; (ii) will not result in a breach of any confidentiality undertaking to any third party (and in performing the Services hereunder, it shall not use any proprietary information of any third party), (iii) do not require the consent of any person or entity, (iv) there are no contracts, impediments, hindrances or restrictive covenants preventing the full performance of its duties and obligations hereunder, and nothing contained in this Agreement shall require or permit Consultant to do any act inconsistent with the requirements of any statue, regulation or rule under any applicable law that maybe in effect from time to time.

8.2.	To the best of its knowledge, Consultant suffers from no health-related problem that might impair his ability to carry out his undertakings under this Agreement.

8.3.	Consultant possesses all required knowledge, means, permits, authorizations, licenses and skills for the carrying out of his duties under this Agreement, as required by law.

8.4.	Consultant shall assist the Company, subsequent to the termination of its engagement, with any issue and for any reason, including without limitation, for the purpose of providing any information relating to its engagement or actions taken thereby, whether or not such shall be required in connection with disputes, including legal or quasi-legal proceedings. If the Company requires the Consultant’s assistance after the termination of this Agreement, it shall reimburse the Consultant for its reasonable expenses in connection thereof.

9.	Consultant’s Personal Information

9.1.	Consultant hereby acknowledges, agrees and consents of its own free will and although not necessarily required to do so under law, that the information in this Agreement and any other information concerning its engagement with the Company, including, without limitations, any personal information that was provided to the Company by Consultant or that was otherwise gathered by the Company (such as name, address, phone number, e- mail, compensation and other benefits, date of birth, ID number, residency, marital status, resume, etc.), will be stored, held and managed by the Company or on its behalf, inter alia, by magnetic or optical means that are designated for digital processing or in other forms of database(s) in accordance with applicable law.

9.2.	Consultant further confirms that the Company shall be entitled, without prior notice, to transfer and disclose such information to third parties, in Israel or aboard. The Company undertakes that the information will be used and transferred for legitimate business purposes only. Examples of such legitimate business purposes may include: (i) human resources management; (ii) assessment of potential transactions involving the Company or its affiliates; and (iii) transfer to a successor entity upon a merger, consolidation, change of control or other corporate reorganization of the Company or its affiliates.

9.3.	Consultant further acknowledges and agrees that the Company may reveal such information, if required to do so by law, regulation or other governmental authority, or in order to defend itself against any third party claims.

9.4.	The Company and its affiliates may also share such information for other legitimate business purposes on an anonymous basis (i.e., after removing from it Consultant’s name and any other personally identifying information).

10.	Use of Company Equipment and Email Monitoring

10.1.	During its engagement with the Company and in connection therewith, the Company may provide Consultant with one or more personal computer stations, laptops or tablet computers, cellular phones, access keys, personal e-mail accounts and address, and other property of the Company (the “Company Equipment”). It is hereby agreed and clarified that the Company is and shall remain at all times the sole and exclusive owner of the Company Equipment, and retains the right to monitor and inspect them from time to time, to the maximum extent permitted by applicable law (including, without limitation, by inspecting electronic mail transmissions and correspondence, internet usage and inspecting the content of any Company Equipment). In addition, the Company retains the right to monitor text and other electronic messages, phone calls and cellular telephone usage which are made through line or cellular telephones of the Company, whether on a regular or irregular basis, or on a sample basis. Consultant irrevocably agrees to such monitoring at his own free will, without coercion, and acknowledges that such monitoring (and its consequences) shall not constitute a breach of his privacy, and that any information stored on Company Equipment shall be deemed as Company property.

10.2.	Consultant will use the Company Equipment and its different applications solely for Services-related purposes and shall not have any right to store any private material on such Company Equipment or otherwise use them for any personal purposes.

10.3.	Consultant shall not use, incorporate, install and/or download any hardware, program or software (including, but not limited to, any open source software or any other “free software”) on any device or other equipment of the Company (including, but not limited to, the Company Equipment), unless they has first complied with both of the following conditions: (i) they received the specific prior written consent of the Company to do so, and (ii) they verified that the Company has a sufficient and valid license for such hardware, program or software.

10.4.	Upon the Company’s request, Consultant will transfer to the Company its log-on passwords to the Company Equipment.

10.5.	Consultant confirms that, commencing with the termination of this Agreement and the provision of Services, the Company shall be entitled to use the entire information that was accumulated on the electronic information systems and computer resources that were made available to them during the engagement with the Company and such usage will not infringe their privacy.

11.	Assignment

11.1.	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Consultant, its beneficiaries or legal representatives without the prior written consent of the Company. This Agreement shall inure to the benefit of, and be enforceable by, Consultant’s legal personal representative.

11.2.	The Company shall be entitled to transfer or assign its rights and/or obligations under this Agreement, in whole or in part, in its sole discretion. Without derogating from the generality of the aforesaid, Consultant shall provide the Services under this Agreement to the Company, and/or to companies affiliated with the Company in accordance with the Company’s instructions.

12.	Miscellaneous

12.1.	This Agreement is personal and the terms and conditions of the engagement shall be solely as set forth herein.

12.2.	This Agreement, together with all schedules, annexes and exhibits thereto, is the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior understandings, agreements and discussions between them, oral or written, and is intended, to the extent allowed under the Israeli law, to override any statutory provisions related to the engagement of Consultant with the Company.

12.3.	This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The Parties submit to the exclusive jurisdiction of the competent courts of Tel-Aviv in any dispute related to this Agreement.

12.4.	This Agreement may not be amended or modified, except by the written consent of both Parties hereto.

12.5.	No failure or delay on the part of either Party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. No waiver of any right hereunder shall be effective for any purpose unless in writing and signed by the Party hereto possessing said right. No such waiver shall be construed to be a waiver of any subsequent right, term or provision of this Agreement.

12.6.	In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder thereof, and shall in no way affect, impair or invalidate any other covenant, condition or other provision therein contained.

12.7.	No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

12.8.	The Parties agree that their respective rights, obligations and duties, which by their nature extend beyond the termination of this Agreement, including, but not limited to, the provisions of Section 5.3 shall survive any termination and remain in full force and effect.

12.9.	The Parties agree that in the event of any breach or threatened breach of any of the covenants in Section 5.3, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the Parties agree that the Company shall be entitled to injunctive relief against Consultant in the event of any breach or threatened breach of any such provisions by Consultant, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

12.10.	Any notice or other communication in connection with this Agreement shall be made in writing to the following address (or to such other address as shall be specified by like notice):

To the Company:

Inna.inna.martin@reviumrecovery.com

daboudi@cronelawgroup.com David Abudi Legal counsel

To Consultant:

aamir9975@gmail.com

Such notice shall be sent via registered mail, messenger or email and shall deemed given after four (4) business days, if sent via registered mail; after one (1) day, if sent by messenger, provided a proof of delivery has been received; after one (1) day, if sent by email, provided however, that a computerized automatic “received” approval (delivery receipt) was sent by the email server.

12.11.	Voluntary Execution. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of Consultant. Consultant acknowledges that he (a) has read this Agreement, (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or that he has voluntarily declined to seek such counsel, (c) has not relied upon any representations or statements made by the Company which are not specifically set forth herein, (d) understands the terms and consequences of this Agreement, and (e) is aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

Company:	Revium Recovery Ltd	Consultant:

Revium Recovery Ltd.
L.N. 516211141

By:	/s/ Inna Martin	By:	/s/ Amir Avraham
Name:	Inna Martin	Name:	Amir Avraham
Title:	CEO	Title:

EXHIBIT A - The Services

Financial Management:

●	Supervision of the bookkeeping and other financial reporting related activities, ensuring alignment with US GAAP principles and the PCOAB reporting; as well as managing all related operations, and activities effectively.

Performance Monitoring and Reporting:

●	Assisting the CEO of the Company in monitoring, evaluating, and reporting the progress and performance of the overall activities of the Company to the Board, ensuring transparency and adherence to established goals and timelines.

Stakeholder Engagement and Communication:

●	Engaging with and managing communications among all relevant stakeholders, including legal counsels of the Company, external partners, and the Board, ensuring clarity and consistency in updates and information dissemination.

Legal and Compliance Oversight:

●	Supervising and ensuring that all aspects of the Company activities are conducted in compliance with applicable laws, regulations, and company policies.

EXHIBIT B - Proprietary Information, Assignment of Inventions and Non-Competition Agreement

General

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement to which this Exhibit is attached (the “Agreement”). For purposes of any undertaking of Consultant towards the Company hereunder, the term “Company” shall include the parent company of the Company and any subsidiaries and affiliates of the Company. Consultant’s obligations and representations, and the Company’s rights, under this Exhibit shall apply as of the commencement date of providing Services, regardless of the actual date of execution of the Agreement.

Confidentiality; Proprietary Information

1.	Consultant acknowledges and agrees that in the course of its engagement with the Company, it has been or will be disclosed, exposed or otherwise have access to, confidential and proprietary information and data concerning and/or relating to the business, technological and/or financial activities of the Company (whether originated by the Company or received from third parties), including, without limitation, (a) patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), techniques, processes, methods, systems, designs, drawings, photographs, models, prototypes, computer programs, ideas, samples, concepts, know how, development or experimental work, work in progress, mask work, inventions, improvements, research and development activities, research data, research results, research records, test results, materials, formulas, Trade Secrets (as defined in the Delaware enactment of the Uniform Trade Secrets Act) and industrial secrets, product plans, business strategies and plans, financial statements and other information, forecasts and forecast assumptions, market research and analyses, projections, financing arrangements, business practices, operations and procedures, personnel information, and also confidential commercial information such as investments, investors, service providers, customers lists, suppliers lists, cost data, marketing and merchandising plans and information, consulting and sales methods and techniques, expansion plans, distribution techniques etc., (b) all other documentation and information which the Company considers confidential and proprietary and takes reasonable action to protect from disclosure, and (c) all information derived from the foregoing; all the above - whether documentary, written, graphic, oral or computer generated, shall be referred to herein as “Proprietary Information”.

2.	Notwithstanding the aforesaid, Proprietary Information shall not include any information that (i) was known to Consultant prior to their association with the Company, as can be evidenced by their written records; or (ii) is generally known in the industries in which the Company operates except as a result of the breach of any of Consultant’s undertakings under this Exhibit.

3.	Consultant recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant acknowledges and agrees that such information shall also be deemed Proprietary Information of the Company for the purposes of this Exhibit.

4.	Consultant agrees that all Proprietary Information, and any and all patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith, shall be the sole and exclusive property of the Company. Disclosure of the Proprietary Information to Consultant shall in no way serve to create, by implication or otherwise, on the part of Consultant, a license to use, or any proprietary right in, Company’s Proprietary Information and/or in Company’s Inventions (as defined below), including in any proprietary product, trademark, copyright or other right of Company. At all times, both during the engagement relationship between the parties and for an unlimited period thereafter, Consultant will keep and maintain the Proprietary Information in strict confidence and trust, and will not disclose or use, for themselves or others, directly or indirectly, any part of the Proprietary Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Consultant’s duties under the Agreement, whilst maintaining the Company’s best interests.

5.	Without limitation of the foregoing, Consultant agrees and acknowledges that all memoranda, books, notes, records (electronic and others), email transmissions, charts, formulae, specifications, drawings, recordings, computer disks, tapes, printouts, photographs, lists, documents or other media or tangible items made, reproduced, compiled, received, held or used by Consultant in connection with their engagement with the Company or that contain, embed, are derived from or otherwise relates to any Proprietary Information (the “Confidential Materials”), shall be the Company’s sole and exclusive property and shall be deemed to be Proprietary Information. During the term of Consultant’s engagement with the Company, Consultant shall not remove from the Company’s offices or premises any Confidential Materials unless and to the extent necessary in connection with the performance of their duties and responsibilities towards the Company and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, Consultant shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

6.	Consultant confirms and understands that its engagement creates a relationship of confidence and trust with the Company in respect to the Proprietary Information, and it warrants and undertakes that at all times, both during the engagement relationship between the parties and for an unlimited period thereafter, Consultant will keep and maintain the Proprietary Information in strict confidence and trust, and will not disclose, use or utilize, for itself or others, directly or indirectly, any part of the Proprietary Information without the prior written consent of the Company, except as may be necessary and appropriate in the ordinary course of performing its duties under the Agreement, whilst maintaining the Company’s best interests.

7.	Upon the earlier of the termination of Consultant’s engagement with the Company, or the Company’s first request, Consultant will promptly deliver and return to the Company all Proprietary Information, including all records, products and samples received by the Company and/or in the course of its engagement with the Company, and any copies thereof, as well as any notes, memoranda or other documentation which contain or pertain to the Proprietary Information or any portion thereof, and any other documents and materials of any nature pertaining to Consultant’s engagement with the Company, all whether in his possession or under its control, and shall erase all electronic records thereof, and shall so confirm to the Company in writing.

Disclosure and Assignment of Inventions

8.	Consultant acknowledges and understands that the Company is engaged in a continuous program of research, development, and production and marketing in connection with its business and that, as an essential part of Consultant’s engagement with the Company, it is expected to create inventions of value for the Company.

9.	For the purpose of this Exhibit, the following capitalized terms shall have the following meaning:

“Inventions” means any and all inventions, innovations, improvements, designs, original works of authorship, formulas, concepts, techniques, methods, systems, processes, compositions of matter, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets.

“Company Inventions” means any Inventions that are discovered, made or conceived or first reduced to practice or created by Consultant, whether alone or jointly with others, whether during or after the period of Consultant’s engagement with the Company, and that are: (i) developed using equipment, supplies, materials, facilities or Proprietary Information of the Company, (ii) result from work performed by Consultant for the Company and/or in connection therewith, or (iii) related to the field of business of the Company, or to its current or anticipated research and development activities.

10.	Consultant undertakes and covenants that it will promptly disclose in confidence to the Company all Inventions that are deemed as Company Inventions.

11.	Consultant acknowledges and agrees that all Company Inventions (including all work products, by-products, derivative works and residuals thereof), will be the sole and exclusive property of the Company, and Consultant shall retain no rights therein whatsoever.

12.	Consultant hereby irrevocably transfers and assigns to the Company all the following with respect to any and all Company Inventions: (i) patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereto for, trade names and packaging and all goodwill associated with the same; and (vi) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Consultant also hereby forever waives and agrees never to assert any and all Moral Rights that they may have in or with respect to any Company Inventions, even after termination of the engagement with the Company. For the purposes of this Exhibit, the term “Moral Rights” shall mean any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

13.	Consultant hereby agrees and understands that, except as explicitly set forth in the Agreement, it is not, nor will it be, entitled to, any consideration or other compensation of any kind (whether monetary or other) with respect to any and all of the above and, for the avoidance of any doubt, Consultant hereby expressly and irrevocably waives in advance on any such consideration and other compensation. Without limitation of the foregoing, Consultant acknowledges and irrevocably confirms that the consideration explicitly set forth in the Agreement includes, among others, adequate and complete compensation for any contribution of theirs to the Company Inventions, the assignment of all of their rights and interests therein to the Company as aforesaid, and their other undertakings hereunder, and is in lieu of any rights to receive royalties and/or other compensation that they may have and/or that may arise in connection with the Company Inventions under any applicable law or otherwise (including, without limitations, any right to receive royalties or other payment according to Section 134 of the Israeli Patent Law, 1967 (the “Patent Law”), and Consultant irrevocably waives any right to claim royalties or other consideration with respect to any Company Invention, including under Section 134 of the Patent Law. With respect to all of the above, any oral understanding, communication or agreement not memorialized in writing and duly signed by the Company shall be void. Consultant further undertakes and agrees never to assert any claim and/or demand to any intellectual property rights, royalties and/or other payment pertaining to any Company Invention. Consultant agrees to assist the Company, at the Company’s expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Consultant will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Consultant’s engagement with the Company. Consultant hereby irrevocably designates and appoints the Company and its authorized officers and agents as their agent and attorney in fact, coupled with an interest to act for and on their behalf and in their stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Consultant.

14.	Consultant shall not incorporate in any Company’s software, code or other work, deliver to the Company, and/or otherwise utilize and/or install in any Company’s Equipment, any software of any third party (including software code licensed under the GNU, GPL or LGPL or any other license that by it terms, requires or conditions the use, modification or distribution of such code on disclosure, licensing or distribution of any other code owned or licensed by the Company), except in strict compliance with Company’s policies regarding the use of such software. Upon the Company’s request, Consultant will transfer to the Company its log-on passwords to the Company’s Equipment.

15.	Consultant acknowledges that the Company respects the intellectual property of others and undertakes not to disclose to the Company any confidential information of any third party, or make any use of third parties’ intellectual property, in the framework of its engagement with the Company.

Non-Competition, Non-Solicitation and Non-Disparagement

16.	In order to enable the Company to effectively protect its legitimate interests and Proprietary Information (which constitute the essence of its protected business and commercial advantage in which significant capital investments were made), Consultant agrees and undertakes that it will not, so long as the Agreement is in effect and for a period of twelve (12) months thereafter, engage in, establish, open or in any manner whatsoever become involved in, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant, business, venture, occupation, work or any other activity that competes with the Business and/or activities of the Company. For the purposes of this Exhibit, the “Business” of the Company means (i); or (y) any other business line or service of the Company in which Consultant did business on the date hereof or at any time during its engagement with the Company.

17.	Consultant agrees and undertakes that during the term of the Agreement and for a period of six (6) months following its termination, for any reason whatsoever, Consultant will not in any manner, directly or indirectly, including personally or in any business in which they may be an officer, director, shareholder, owner, partner or serve in any other similar capacity (whichever title such capacity shall have): (i) recruit, solicit or induce, or attempt to recruit, solicit or induce, for employment or engagement any person who is employed or retained as an employee, subcontractor, consultant or advisor, by the Company, or was employed or retained as such during the six (6) months preceding termination of Consultant’s engagement with the Company; (ii) solicit or induce, or attempt to solicit or induce, any service provider, agent, distributor, customer, client or supplier of the Company to terminate, reduce or modify the scope of its engagement with the Company; and/or (iii) obtain or solicit or provide, or attempt in any manner to obtain or solicit or provide, goods or services from or to any customer, supplier or vendor of the Company, if such provision of goods or services or related activities are or could be competitive with the Business.

18.	Consultant agrees not to issue, circulate, publish or utter any false or disparaging statements about the Company or any of its affiliates, officers, directors, parents, executives, products or services, and the Company agrees not to issue, circulate, publish or utter any false or disparaging statements about Consultant. For purposes of this Section 18, “affiliates” of the Company shall include Spire Capital Partners IV, L.P., a Delaware limited partnership, Spire Capital Partners IV, LLC, a Delaware limited liability company, Spire IV Co-Investment, LLC, a Delaware limited liability company (such entities, the “Spire Entities”) or any other private equity fund under common control with the Spire Entities, or any entity in which the Spire Entities have invested or owns an interest.

19.	Consultant acknowledges and agrees that its compensation pursuant to the Agreement includes, among others, adequate compensation for its undertakings in Sections 16, 17 and 18.

Corporate Opportunities

20.	Consultant shall inform the Company, as soon as practicable, on every matter, which might create a conflict of interests with their engagement with the Company under the Agreement. Consultant shall not appropriate for itself or for any other person other than the Company, or any affiliate of the Company, any such opportunity unless, as to any particular opportunity, it shall have first obtained the prior written consent of the Board. Such duty to notify the Company and to refrain from appropriating all such opportunities shall neither be limited by, nor shall such duty limit, the application of the general law relating to the fiduciary duties of a contractor or an agent.

Reasonableness of Protective Covenants

21.	Consultant declares, confirms and acknowledges that:

21.1.	Consultant’s obligations of confidentiality, non-competition and non-solicitation included in this Exhibit are necessary and essential to protect the business and legitimate interests of Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business, and that the scope and duration of such obligations and the other protective covenants contained herein are fair, reasonable and proportional in all aspects, especially in light of the compensation to which Consultant is entitled under the Agreement (which constitutes, among others, good and valuable consideration for their agreement to be bound by such covenants).

21.2.	Breach of any obligation under this Exhibit shall contradict the nature of the special trust and relationship of loyalty between the parties, the fair and proper business practices, the duty of good faith and fairness between the parties, shall harm the Company, shall constitute a material breach of the Agreement, and may harm the trade secrets, confidential connections, confidential information and other privileged interests of the Company.

21.3.	Consultant declares that its obligations under this Exhibit, which are reasonable and proportional, do not prevent them from developing their general knowledge and professional expertise in the area of their business, with regard to those who are not customers and employees of the Company and without usurping its trade secrets.

21.4.	Nevertheless, if any of the restrictions set forth in this Exhibit shall for any reason be found by a court having jurisdiction to be unreasonable or excessively-broad as to geographic area, scope, activity or time or to be otherwise unenforceable or invalid, the parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable to the fullest extent possible and, as so modified by such court, to be fully enforced.

Remedies for Breach

22.	Consultant acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, without derogating from and in addition to any other remedy which may be available to the Company under any applicable law or otherwise, the Company may also seek and obtain temporary, preliminary and permanent injunctions and other appropriate equitable relief against any and all such actions.

Survival

23.	The undertakings of Consultant shall remain in full force and effect after termination of the Agreement.

Consultant: